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Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Preston Romm Chief Financial Officer Tel: 760-931-5500 Email: investors@dothill.com	Kirsten Garvin Manager, Corporate Communications Tel: 760-476-3811 Email: kirsten.garvin@dothill.com

Dot Hill Reports First Quarter 2003 Results
Revenue increases 180 percent year over year and 88 percent quarter over quarter

CARLSBAD, Calif.—April 23, 2003—Dot Hill Systems Corp. (AMEX:HIL) today announced financial results for the first quarter ended March 31, 2003. Net revenue increased to $30.5 million for the first quarter of 2003, compared to $10.9 million for the first quarter of 2002, and $16.3 million for the fourth quarter of 2002. This represents a 180 percent increase in revenue year over year, and an 88 percent increase quarter over quarter.

The company reported a net loss attributable to common stockholders of $1.6 million, or $0.06 per share, for the first quarter of 2003, which includes costs associated with the ramp-up of the new SANnet® II Fibre Channel product line. Excluding these ramp-up costs, the company experienced a pro forma net loss attributable to common stockholders of $1.0 million, or $0.04 per share. Net loss attributable to common stockholders for the first quarter of 2002 was $6.2 million, or $0.25 per share, and was $12.4 million, or $0.49 per share, for the fourth quarter of 2002.

"We started 2003 off well by turning in strong financial results and by raising $16.6 million in equity, net of costs," said Preston Romm, chief financial officer. "The proceeds from this private placement of common stock enabled us to repay the entire loan made to us by Sun Microsystems. We exited the first quarter with $21.6 million in cash, up from $12.1 million at the end of last year, and we are on track to achieve profitability and positive cash flow for the second quarter of 2003, in accordance with our guidance first given three quarters ago."

Gross margin for the first quarter of 2003 was $5.5 million, or 18.1 percent of net revenue, which includes costs associated with the aforementioned ramp-up of the new SANnet II Fibre Channel product line. Excluding these ramp-up costs, pro forma gross margin would have been 20.0 percent of net revenue. A year ago, gross margin for the first quarter of 2002 was $2.4 million, or 21.7 percent and was negative $2.0 million, or 12.4 percent for the fourth quarter of 2002. "Our margins are expected to improve over the course of 2003 as we phase-in identified cost reduction measures and exit the start-up phases of manufacturing our new SANnet II product family," explained Romm.

"During the first quarter of 2003, we met or exceeded our financial and corporate goals," said James Lambert, president and chief executive officer. "I am pleased to report that our model is working. The SANnet II SCSI and Fibre Channel products, launched in October 2002 and February 2003, respectively, are two of our most successful product launches to date. During the first quarter, sales of both products together accounted for more than 80 percent of total revenue, with sales of SANnet I accounting for approximately 10 percent of revenue. Our customers' quick migration toward SANnet II is important, as it will allow us to manage expenses and exit the manufacturing operations conducted at our headquarters. Solectron, our third party manufacturer, is producing all of our SANnet II systems, and is doing so on schedule and with excellent quality. General availability of SANnet II NAS is scheduled for the second quarter of 2003, and SANnet II Blade is scheduled for the third quarter of 2003.

"Our focus on sales through channel partners also appears to be the right model for Dot Hill. Sales to channel partners accounted for 90 percent of revenue. Shipments to Sun, our key OEM, accounted for $22.8 million of first quarter 2003 revenue, of which $8.2 million was attributable to the new Fibre

Channel product. Sun released this product to its customers this year in mid-March, and we are encouraged by the quick reception it has received. Shipments to non-Sun customers accounted for $7.7 million of first quarter 2003 revenue—up 12 percent from the fourth quarter of 2002.

"We are pleased with the first quarter's results, and remain cautiously optimistic about the future. We are reaffirming our guidance to return to profitability and positive cash flow in the second quarter of 2003, and we are closely monitoring the new Fibre Channel product's growth ramp and its potential impact on our current guidance. As a reminder, we are targeting second, third and fourth quarter 2003 revenues to be $34 million, $44 million, and $53 million, respectively, with net income per share of $0.01, $0.09 and $0.17, respectively."

The following tables reconcile reported and pro forma net loss and gross margins for the periods presented (in thousands):

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

	Q1 2003	Q4 2002	Q1 2002
As reported	$(1,569)	$(12,416)	$(6,180)
Inventory write-downs		3,500	330
Restructure reserves		1,550
Contract manufacturing ramp-up costs	586	1,941
Write off of note receivable		622	275

Pro forma	$(983)	$(4,803)	$(5,575)

Basic and diluted net loss per share—Pro forma	$(0.04)	$(0.19)	$(0.23)
Weighted average shares used to calculate basic and diluted net loss per share	26,147	25,168	24,794

GROSS MARGIN (LOSS)

	Q1 2003	Q4 2002	Q1 2002
As reported	$5,537	$(2,013)	$2,364
Inventory write-downs	0	3,500	330
Contract manufacturing ramp-up costs	586	1,941	0

Pro forma	$6,123	$3,428	$2,694

The first quarter financial results conference call is scheduled to take place on Wednesday, April 23, 2003 at 12:00 p.m. ET. Please join us for a live audio Webcast at http://www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 888-609-4128 at least five minutes prior to the start of the call. International participants should dial 706-679-3529. A replay of the Webcast will be available on the Dot Hill Web site following the conference call. For a telephone replay, dial 800-642-1687. If calling internationally, dial 706-645-9291. Use conference ID number 9451441.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet II family of storage systems. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future events, results or occurrences such as statements regarding: future financial and operating results including, but not limited to, our revenue and earnings guidance for the second, third and fourth quarters of 2003; the growth of our gross margins over the course of 2003, and the expected circumstances that will allow for such growth; and the timing and success of new product launches. The risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill's OEM or other customers may cancel orders, not order as forecasted or terminate their agreements with Dot Hill, the risk that one or more of Dot Hill's suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill, the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all, unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill's OEM customers, the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited—In Thousands, Except Per Share Amounts)

	March 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$21,554	$10,082
Restricted cash	—	2,000
Accounts receivable, net of allowance of $942 and $751	12,042	6,304
Inventories	6,760	6,959
Prepaid expenses and other	2,418	2,313

Total current assets	42,774	27,658
Property and equipment, net	4,430	4,110
Note receivable, net	7	30
Other assets	430	430

Total assets	$47,641	$32,228

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$18,928	$14,446
Accrued compensation	2,123	1,754
Accrued expenses	1,919	1,614
Deferred revenue	985	1,110
Income taxes payable	935	1,020
Short-term debt	—	4,552
Current portion of restructuring accrual	377	407

Total current liabilities	25,267	24,903
Restructuring accrual, net of current portion	1,102	1,179
Borrowings under lines of credit	295	275
Other long-term liabilities	84	86

Total liabilities	26,748	26,443

Stockholders' Equity:
Preferred stock, $.001 par value, 10,000 shares authorized, 6 shares issued and outstanding	—	—
Common stock, $.001 par value, 100,000 shares authorized, 29,982 and 25,172 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	30	25
Additional paid-in capital	126,315	109,562
Accumulated other comprehensive loss	(404)	(318)
Deferred compensation	(43)	(48)
Accumulated deficit	(105,005)	(103,436)

Total stockholders' equity	20,893	5,785

Total liabilities and stockholders' equity	$47,641	$32,228

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS
(Unaudited—In Thousands, Except Per Share Information)

	Three Months Ended March 31,
	2003	2002
Net revenue	$30,522	$10,890
Cost of goods sold	24,985	8,526

Gross margin	5,537	2,364

Operating expenses:
Sales and marketing	3,422	4,859
Engineering and product development	2,057	2,350
General and administrative	1,459	1,324

Total operating expenses	6,938	8,533

Operating loss	(1,401)	(6,169)

Other (expense) income:
Interest income	26	99
Interest expense	(47)	(33)
Gain (Loss) on foreign currency transactions, net	(18)	(56)
Other expense, net	(24)	(21)

Total other expense, net	(63)	(11)

Loss before income taxes	(1,464)	(6,180)

Net loss attributable to common stockholders:
Net loss	$(1,464)	$(6,180)
Dividends on preferred stock	(105)	—
Net loss attributable to common stockholders	$(1,569)	$(6,180)

Basic and diluted net loss per share	$(0.06)	$(0.25)

Weighted average shares used to calculate basic and diluted net loss per share	26,147	24,794

Comprehensive operations:
Net loss	$(1,464)	$(6,180)
Foreign currency translation adjustments	(86)	114
Unrealized loss on marketable securities	—	(79)

Comprehensive loss	$(1,550)	$(6,145)

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  Exhibit 99.1